EXHIBIT 99.1

Exponent Reports First Quarter of Fiscal Year 2017 Financial Results

MENLO PARK, Calif., April 19, 2017 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the first quarter ended March 31, 2017.

“Exponent’s first quarter results were better than our prior outlook and benefited from growth in our human factors, construction consulting and polymer science practices. With continued softness in a few industry sectors and a difficult year over year comparison, we are pleased to have delivered growth in the first quarter,” commented Dr. Paul Johnston, Chief Executive Officer.

“We continued to see demand for our proactive services in the areas of design and regulatory consulting, specifically related to consumer electronics and medical devices, and our reactive services in international construction disputes, consumer product recalls and product liability claims. We are optimistic about our opportunity to leverage our unique market position on a global basis and are confident in our ability to generate long-term growth. We believe this, along with our ongoing share repurchases and regular dividend payments, demonstrate our commitment to deliver shareholder value,” continued Dr. Johnston.

First Quarter Financial Results

In the first quarter of 2017, total revenues grew 1% to $84,122,000, from $83,156,000 in the same period of 2016. Revenues before reimbursements increased 2% to $80,467,000, as compared with $78,950,000 last year.

Net income was $16,576,000, or $0.61 per diluted share, in the first quarter of 2017 as compared to $15,350,000, or $0.56 per diluted share, in the same period of 2016. In the first quarter of 2016, Exponent early adopted a new accounting standard1 for the classification of tax adjustments associated with share-based awards.  The tax benefit realized in the first quarter of 2017 was $6,019,000, or $0.22 per diluted share, as compared to $4,461,000, or $0.16 per diluted share, in first quarter of 2016.

EBITDA2 decreased 1% to $18,742,000 as compared to $18,998,000 in the same period one year ago.

In the first quarter, Exponent paid dividends of $5.4 million, repurchased $1.3 million of common stock and closed the period with $154.9 million in cash, cash equivalents and short-term investments.

In a separate release today, Exponent announced a $0.21 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

In Exponent’s engineering and other scientific segment, representing approximately 79% of the business, net revenues for the first quarter grew 4% year over year. During the quarter, the Company experienced significant growth in its proactive services for clients in the consumer products industry performing human factors assessments. The Company continued to expand its international construction disputes work with current mining, gas terminal and power plant projects. Exponent also saw increased demand from the medical device industry for the Company’s multi-disciplinary team of material scientists and mechanical engineers to support product development and litigation matters.

In Exponent’s environmental and health segment, representing approximately 21% of the business, net revenues for the first quarter declined 5% year over year. Exponent’s food and chemicals practice expanded as it assisted clients with regulatory issues around the world.  Lower revenues from the oil and gas and the industrial chemicals industries created a challenging year over year comparison for this segment.

Business Outlook

“While our first quarter results were better than expected, we continue to expect modest top-line growth due to the adjustment in headcount during the second half of 2016 and market conditions in a few industry sectors.  As we previously discussed, we expect 2017 revenues before reimbursements to grow in the low to mid-single digits and EBITDA2 margin to decline by approximately 25 to 75 basis points, as compared to 2016,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“Although our growth will be modest in 2017, our long-term value proposition remains strong. Exponent continues to be retained by a diversified portfolio of marquee clients for engagements spanning a wide range of industry sectors. Our unique multi-disciplinary team provides solutions to improve reliability and safety of technologically complex products and processes. We believe we are well positioned for long-term growth and are committed to delivering value to our clients and stakeholders," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, April 19, 2017, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (888) 298-3457 or (719) 457-2634. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820, and entering passcode 8246104#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

1 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

2 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended March 31, 2017 and April 1, 2016
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	March 31,	April 1,
	2017	2016

Revenues
Revenues before reimbursements	$80,467	$78,950
Reimbursements	3,655	4,206

Revenues	84,122	83,156

Operating expenses
Compensation and related expenses	54,418	52,017
Other operating expenses	7,191	6,983
Reimbursable expenses	3,655	4,206
General and administrative expenses	4,224	3,514

	69,488	66,720

Operating income	14,634	16,436

Other income
Interest income, net	234	139
Miscellaneous income, net	2,542	1,159
	2,776	1,298

Income before income taxes	17,410	17,734

Income taxes	834	2,384

Net income	$16,576	$15,350

Net income per share:
Basic	$0.63	$0.58
Diluted	$0.61	$0.56

Shares used in per share computations:
Basic	26,302	26,513
Diluted	26,981	27,239

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2017 and December 30, 2016
(unaudited)
(in thousands)

	March 31,	December 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$87,086	$114,967
Short-term investments	67,817	58,755
Accounts receivable, net	96,346	87,409
Prepaid expenses and other assets	12,368	12,913
Total current assets	263,617	274,044
Property, equipment and leasehold improvements, net	36,572	36,710
Goodwill	8,607	8,607
Other assets	89,366	84,383
	$398,162	$403,744

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,204	$10,073
Accrued payroll and employee benefits	41,067	62,539
Deferred revenues	6,145	7,624
Total current liabilities	57,416	80,236
Other liabilities	54,516	48,508
Deferred rent	1,525	1,654
Total liabilities	113,457	130,398

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	205,273	194,632
Accumulated other comprehensive loss	(2,954)	(3,126)
Retained earnings	296,025	291,243
Treasury stock, at cost	(213,672)	(209,436)
Total stockholders' equity	284,705	273,346
	$398,162	$403,744

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended March 31, 2017 and April 1, 2016
(unaudited)
(in thousands)

	Quarters Ended
	March 31,	April 1,
	2017	2016

Net Income	$16,576	$15,350

Add back (subtract):

Income taxes	834	2,384
Interest income, net	(234)	(139)
Depreciation and amortization	1,566	1,403

EBITDA (1)	18,742	18,998

Stock-based compensation	5,655	5,220

EBITDAS (1)	$24,397	$24,218

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.